As filed with the Securities and Exchange Commission on July 23, 1996

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             WOODROAST SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

           MINNESOTA                                             41-1563961
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

                        10250 Valley View Road, Suite 145
                          Eden Prairie, Minnesota 55344
                                 (612) 944-5113
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                Sheldon F. Jacobs
         President, Chief Executive Officer and Chief Financial Officer
                             Woodroast Systems, Inc.
                        10250 Valley View Road, Suite 145
                          Eden Prairie, Minnesota 55344
                                 (612) 944-5113
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

                             Richard D. McNeil, Esq.
                           Lindquist & Vennum P.L.L.P.
                                 4200 IDS Center
                             80 South Eighth Street
                          Minneapolis, Minnesota 55402
                            Telephone: (612) 371-3211

          Approximate date of commencement of proposed sale to public:
     From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                         CALCULATION OF REGISTRATION FEE

                                                                                      Proposed        Proposed
                                                                                       Maximum        Maximum
                                                                    Amount to be      Offering       Aggregate         Amount of
                         Title of Each Class of                      Registered         Price      Offering Price    Registration
                       Securities to be Registered                                    Per Unit                            Fee

Redeemable Class A Warrant.........................................    425,200        $1.41        $ $597,406        $206.00


(1) Estimated solely for the purpose of determining the registration fee based on the average of the closing bid and asked prices of the Redeemable Class A Warrants on the NASDAQ SmallCap Market on July 19, 1996 pursuant to Rule 457(c).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.



                   SUBJECT TO COMPLETION, DATED JULY 23, 1996

PROSPECTUS

                             WOODROAST SYSTEMS, INC.

                       425,200 REDEEMABLE CLASS A WARRANTS

         This Prospectus relates to the offering of up to 425,200 Redeemable Class A Warrants (the "Warrants") of Woodroast Systems, Inc. (the "Company") which may be offered from time to time by the warrantholders named herein (the "Selling Warrantholders"). Each Redeemable Class A Warrant entitles the holder to purchase one share of the Company's Common Stock, par value $.005 per share (the "Common Stock") for an exercise price of $6.00 per share. The Redeemable Class A Warrants are subject to redemption by the Company for $.01 each, on 30 days written notice, provided that the closing bid price of the Common Stock exceeds $7.50 per share (subject to adjustment) for any 20 consecutive trading days prior to such notice. The Company will not receive any proceeds from the sale of the Warrants by the Selling Warrantholders. See "Use of Proceeds."

         The Company will bear all expenses of the offering hereunder other than underwriting discounts and commissions incurred in connection with the sale of the Warrants by the Selling Warrantholders. The Redeemable Class A Warrants are traded on the NASDAQ SmallCap Market under the symbol "WRSIW." The closing bid and asked prices of the Redeemable Class A Warrants on July 19, 1996 were $1.31 and $1.50, respectively, as reported by NASDAQ.

         THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE " RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

         The Selling Warrantholders have advised the Company that they intend to sell the Warrants from time to time in transactions on the NASDAQ SmallCap Market at prices prevailing at the time of the sale or otherwise as set forth below. The Selling Warrantholders have also advised the Company that, as of the date hereof, they have made no arrangement with any brokerage firm for the sale of the Warrants. The Selling Warrantholders may be deemed to be "underwriters" within the meaning of the Act, in which case any commissions received by a broker or dealer may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                                                       UNDERWRITING DISCOUNTS       PROCEEDS TO       PROCEEDS TO SELLING
                                   PRICE TO PUBLIC         AND COMMISSIONS            ISSUER             WARRANTHOLDERS
Per Warrant                           $1.41(1)                  (2)                   None                  $1.41(1)
- ---------------------------------------------------------------------------------------------- --------------------------
Total                              $597,406(1)                  (2)                   None               $597,406(1)
===============================  =================== =========================== ================= ==========================


(1) Estimated based on the average of the closing bid and asked price of Redeemable Class A Warrants as reported on the NASDAQ SmallCap Market as of July 19, 1996 and assumes the sale of all Warrants by the Selling Warrantholders, with no adjustment for commissions, discounts, brokerage and other fees that may be paid by the Selling Warrantholders, or expenses of the offering to be paid by the Company.

(2) Commissions, discounts and brokerage fees will be payable by the Selling Warrantholders in such amounts as the Selling Warrantholders may agree to from time to time.

                  THE DATE OF THIS PROSPECTUS IS JULY 23, 1996


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information can be inspected and copied at the public facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C., and the Commission's regional offices located at 7 World Trade Center, 14th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company has filed with the Commission a registration statement under the Securities Act of 1933 with respect to the shares offered hereby. This Prospectus does not contain all information set forth in such registration statement. For further information with respect to the Company and the shares offered hereby, reference is made to such registration statement, including the exhibits and financial schedules filed as part thereof. Such information may be inspected at the Chicago regional office of the Commission at Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and at the public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission at prescribed prices.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission, are incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995; (ii) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996; (iii) the Company's Proxy Statement dated April 29, 1996 for the 1996 Annual Meeting of Shareholders; and (iv) the description of the Company's Common Stock contained in the Company's Form SB-2 Registration Statement dated March 25, 1994, Registration No. 33-75152C. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded hereby to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents.) Requests for such copies should be directed to Sheldon F. Jacobs, Woodroast Systems, Inc., 10250 Valley View Road, Suite 145, Eden Prairie, Minnesota 55344, telephone number (612) 944-5113.


                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS AND IN DOCUMENTS INCORPORATED HEREIN BY REFERENCE. ALL REFERENCES IN THIS PROSPECTUS TO NUMBERS OF SHARES OF THE COMPANY'S COMMON STOCK AND NUMBERS OF REDEEMABLE CLASS A WARRANTS AND NUMBER OF SHARES OF COMMON STOCK PURCHASABLE BY EXERCISE THEREOF GIVE EFFECT TO THE THREE-FOR-ONE SPLIT OF OUTSTANDING SHARES OF COMMON STOCK THAT WAS EFFECTED BY A DISTRIBUTION ON JANUARY 18, 1996 OF TWO SHARES FOR EVERY ONE SHARE HELD OF RECORD AS OF JANUARY 4, 1996.


                                   THE COMPANY

         Woodroast Systems, Inc. (the "Company") owns and operates Shelly's Woodroast restaurants in St. Louis Park, Minnesota, a suburb of Minneapolis (the "St. Louis Park Restaurant") and in Rockville, Maryland, a suburb of Washington D.C. (the "Rockville Restaurant," and together with the St. Louis Park Restaurant, the "Restaurants"). The Shelly's Woodroast restaurant concept is an integrated concept, involving a distinctive cooking style, menu offerings, beverage selections and facility design. The inspiration of the concept is the fresh, relaxed atmosphere of the northwoods, from the great fieldstone and timber lodges to the aroma of meat, fish and fowl roasting over a hardwood fire.

         The Company was incorporated in 1987 under the laws of the State of Minnesota. Its principal executive offices are located at 10250 Valley View Road, Suite 145, Eden Prairie, Minnesota 55344 and its telephone number is (612) 944-5113.


                                  THE OFFERING

         The 425,200 Warrants being offered by the Selling Warrantholders were issued by the Company to 19 persons for no monetary consideration in May, 1996. The reason the Company issued the additional Redeemable Class A Warrants relates to apparent confusion in the market arising from a one-for-three reverse split of the Company's Common Stock that was effective May 25, 1995. This reverse stock split resulted in each Redeemable Class A Warrant representing the right to purchase one-third of one share of Common Stock for $18.00 per share. While this seemed clear in the months immediately following the reverse stock split, by November the Company was informed that trading was occurring in the public market for the Redeemable Class A Warrants based on the mistaken belief that each Redeemable Class A Warrant created the right to buy a full share of Common Stock, rather than one-third of a share. After considering the situation, the Company announced on December 5, 1995 that it would make available, for no additional monetary payment, to those who bought Redeemable Class A Warrants in the public market on or after November 20, 1995 and before December 5, 1995, the right to receive two additional Redeemable Class A Warrants (providing the right to purchase what was then two-thirds of one share of Common Stock) for each one Redeemable Class A Warrant purchased during that period.

         On January 23, 1996 the Company issued a press release and sent a letter to all holders of Redeemable Class A Warrants providing a procedure for claims to be made prior to February 29, 1996 by all those who believed themselves entitled to the additional Redeemable Class A Warrants based on the December 5, 1995 announcement. In response to the claims that were submitted, the Company issued the Warrants which are the subject of this Prospectus to the 19 Warrantholders.

         On January 18, 1996 the Company effected a three-for-one split of the outstanding shares of Common Stock by means of a distribution of two shares of Common Stock for every one share held of record as of January 4, 1996. This had the effect of (i) undoing the three-for-one reverse stock split of the Common Stock in May, 1995, (ii) restoring each Redeemable Class A Warrant to constitute the right to purchase one share of Common Stock for $6.00 per share, and (iii) converting the right to receive additional Redeemable Class A Warrants pursuant to the Company's December 5, 1995 announcement to constitute the right to receive two additional Redeemable Class A Warrants (providing the right to purchase two shares of Common Stock) for each one Redeemable Class A Warrant purchased in the public market on or after November 20, 1995 and before December 5, 1996. Thus in response to claims submitted, the Company on May 10, 1996 issued the 425,200 Redeemable Class A Warrants (referred to as the "Warrants") to the 19 persons referred to herein as Warrantholders. The Warrants were issued in a private placement to the Selling Warrantholders, and the registration which is being made under this Prospectus is being made to permit the Warrants to be resold by the Selling Warrantholders in the public market for Redeemable Class A Warrants.

         The closing bid and asked prices of the Redeemable Class A Warrants on the NASDAQ SmallCap Market on December 5, 1995, when the issuance of the Warrants was announced, were $1.125 and $1.25, and on May 10, 1996, when the Warrants were issued, were $0.75 and $1.00.

Redeemable Class A Warrants offered by Selling Warrantholders..          425,200

Redeemable Class A Warrants  outstanding after offering .......        1,175,200

NASDAQ Symbol..................................................            WRSIW


                                 USE OF PROCEEDS

            The Company will not receive any proceeds from sales of the Warrants by the Selling Warrantholders. See "USE OF PROCEEDS."

                                  RISK FACTORS

            This offering involves substantial investment risk and the Warrants should be purchased only by persons who can afford the loss of their entire investment. See "RISK FACTORS."


                                  RISK FACTORS

            AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. INVESTORS COULD LOSE THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, ALONG WITH THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN EVALUATING THE COMPANY, ITS BUSINESS AND PROSPECTS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

LACK OF PROFITABILITY; DEPENDENCE ON TWO RESTAURANTS.

            The Company has been operating Shelly's Woodroast restaurants since 1987. The St. Louis Park Restaurant opened in autumn of 1989 and the Rockville Restaurant opened in November 1995. The Company had net losses of ($415,916), ($1,167,433) and ($259,802) for the fiscal years ended December 25, 1994 , December 31, 1995, and the thirteen weeks ended March 31, 1996, respectively, and a working capital deficit of ($261,611) at March 31, 1996. The Company expects losses to continue for the near future.

            Future revenues and profits will depend upon various factors, including market acceptance of the Shelly's Woodroast restaurant and Shelly's Back Room concepts and general economic conditions. There can be no assurance of the Company's ability to attain profitability. The Company's present sole sources of revenue are the two Restaurants, one of which has recently opened. The Company also faces all of the risks, expenses and difficulties frequently encountered in connection with the operation and development of a new and expanding business. Furthermore, to the extent that the Company's expansion strategy is successful, the Company must manage the transition to multiple site operations, higher volume operations, the control of overhead expenses and the addition of necessary personnel.

DEVELOPMENT OF COMPANY-OWNED RESTAURANTS; NEED FOR FINANCING.

            The Company's decision to consider opening additional Shelly's Woodroast restaurants and Shelly's Back Room will depend upon several factors, including the success of the Rockville Restaurant, the costs of developing and opening new facilities and the Company's ability to obtain additional financing if necessary. The Company estimates that the costs of developing additional facilities will range from $350,000 to $3,500,000 depending upon construction costs and the level of landlord contributions. There can be no assurance, however, that additional restaurants will be developed at such costs or that additional restaurants, if developed, would be profitable.

            The cost of developing, constructing and opening the Rockville Restaurant was approximately $3,200,000, not including approximately $300,000 for pre-opening costs. Management believes that each new location should be of a form and size suitable to the particular location. Accordingly, the Company has not developed a standardized restaurant layout, nor obtained actual current cost estimates for development of new restaurants.

            The success of such development will also be dependent upon customer acceptance of the Shelly's Woodroast restaurant and Shelly's Back Room concepts in new markets. Until November 1995, the Company's operating experience was limited to the Minneapolis-St. Paul metropolitan area. Although the Company believes that the Shelly's Woodroast restaurant concept has been accepted by the public in the Minneapolis-St. Paul metropolitan market, and preliminary indications in Rockville, Maryland suggest acceptance there, no assurance can be given that such acceptance will be received in new markets. Successful expansion of the Company's operations will be largely dependent upon a variety of factors, some of which are currently unknown or beyond the Company's control, including: customer acceptance of the Shelly's Woodroast restaurant and Shelly's Back Room concepts; the ability of the Company's management to identify suitable sites and to negotiate leases or purchases of such sites; timely and economic development and construction of restaurants; the hiring of skilled management and other personnel; the ability of the Company's management to apply standardized policies and procedures to a larger number of restaurants; the availability of adequate financing; the general ability to successfully manage growth (including monitoring restaurants, controlling costs and maintaining effective quality controls); and the general state of the economy. There can be no assurance that the Company will be able to open new restaurants.

            The opening of Shelly's Woodroast restaurants and Shelly's Back Rooms outside of the Minneapolis-St. Paul metropolitan market gives rise to additional expenses associated with managing restaurants located in multiple markets. Such expenses include: advertising in more than one market; lease rates and construction costs which may be higher in the new markets; travel costs; and other similar expenses. Moreover, the Company's results of operations may be adversely affected by economic conditions in those regions and other geographic areas in which the Company may expand. Achieving consumer awareness and market acceptance will require substantial efforts and expenditures by the Company. An extraordinary amount of management's time may be drawn to such matters and result in a dilution of potential earnings.

COMPETITION; CERTAIN FACTORS AFFECTING THE RESTAURANT INDUSTRY.

            The restaurant industry is highly competitive with respect to price, service, food quality (including taste, freshness, healthfulness and nutritional value) and location, and, as a result, has a high failure rate. There are numerous well-established competitors, including national, regional and local restaurant chains, possessing substantially greater financial, marketing, personnel and other resources than the Company. There can be no assurance that the Company will be able to respond to various competitive factors affecting the restaurant industry. The restaurant industry is also generally affected by: changes in consumer preferences; national, regional and local economic conditions; and demographic trends. The performance of individual restaurants may also be affected by factors such as traffic patterns, demographic considerations, and the type, number and location of competing restaurants. In addition, factors such as inflation, increased food, labor and employee benefit costs, and the availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and the Company's restaurants in particular. Restaurant operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which the Company has no control.

LONG-TERM, NON-CANCELABLE LEASES.

            The Company leases the land under its Restaurants pursuant to long-term, non-cancelable leases. Any additional restaurants developed by the Company may be subject to similar long-term leases. If an existing or future restaurant does not perform at a profitable level, and the decision is made to close the restaurant, the Company will nonetheless be committed to perform its obligations under the applicable lease.

GOVERNMENT REGULATION.

            The restaurant business is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. While the Company to date has not experienced an inability to obtain or maintain any necessary governmental licenses, permits or approvals, the failure to maintain food and liquor licenses could have a material adverse effect on the Company's operating results. In addition, restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar costs over which the Company has no control. Since many of the Company's restaurant personnel are paid at rates based on the federal minimum wage, increases in the minimum wage will result in an increase in the Company's labor costs. The Company also may be subject in certain states to "dram shop" statutes which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that served alcoholic beverages to an intoxicated person.

DEPENDENCE ON KEY PERSONNEL; LACK OF AN EXPERIENCED CHIEF FINANCIAL OFFICER; NEED FOR ADDITIONAL MANAGEMENT.

            The Company is highly dependent upon the personal efforts and abilities of Sheldon F. Jacobs, its President and Chief Executive Officer. Mr. Jacobs is also the Company's Chief Financial Officer, but has no accounting background. The loss of the services of Mr. Jacobs could have a substantial adverse effect on the Company's ability to achieve its objectives, and the Company has not obtained key-man life insurance on his life. The Company will need to hire other corporate level and management employees to help implement and operate its expansion plans. The failure to obtain, or delays in obtaining, such employees could have a material adverse affect on the Company.

ABSENCE OF DIVIDENDS.

            The Company has not paid any dividends on its capital stock since its incorporation and does not intend to pay any cash dividends in the foreseeable future.

CONTROL BY EXISTING MANAGEMENT.

            Upon the exercise of all of the outstanding Redeemable Class A Warrants, Mr. Jacobs will own approximately 28.3% of the issued and outstanding shares of the Common Stock of the Company. Accordingly, Mr. Jacobs will have a significant degree of control over the Company's affairs, including without limitation, the sale of equity or debt securities of the Company, the appointment of officers, and the determination of officers' salaries.

MARKET OVERHANG; REDEMPTION OF REDEEMABLE CLASS A WARRANTS.

            The resale of a significant number of the Warrants could depress the trading price of the Redeemable Class A Warrants during the course of the Offering. The Redeemable Class A Warrants may be called for redemption by the Company if the closing bid price of the Common Stock on the NASDAQ Small Cap market is more than $7.50 for a period of 20 consecutive trading days. This condition was satisfied on July 2, 1996, and thus the Company has the right to call the Redeemable Class A Warrants for redemption at any time. If issued, such a call could depress the trading price of the Redeemable Class A Warrants.

UNDESIGNATED STOCK.

            The Company's authorized capital consists of 33,000,000 shares of capital stock. The Board of Directors, without any action by the Company's stockholders, is authorized to designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The Company currently has 2,874,967 shares of Common Stock outstanding. No other class of common stock, or preferred stock, is currently designated and there is no current plan to designate or issue any such securities. The rights of holders of preferred stock and other classes of common stock that may be issued may be superior to the rights granted to the holders of the Common Stock. Further, the ability of the Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock.

MINNESOTA ANTI-TAKEOVER LAW.

            The Company is subject to Minnesota statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of the Company, which may hinder or delay a change in control of the Company.


                                 USE OF PROCEEDS

            The Warrants will be offered solely by the Selling Warrantholders and none of the proceeds of the sale thereof will be received by the Company.


                             SELLING WARRANTHOLDERS

            The Warrants being offered by the Selling Warrantholders are Redeemable Class A Warrants, each of which entitles the holder to purchase one share of Common Stock for an exercise price of $6.00 per share. The following table sets forth certain information with respect to the beneficial ownership of the Company's Redeemable Class A Warrants by the Selling Warrantholders as of June 30, 1996, and as adjusted to reflect the sale of the Warrants.

                                                                                                 Common Stock
                                                                                             (including Warrants)
                        Common Stock          Number of                   Maximum             to be Beneficially
                    Beneficially Owned   Warrants Beneficially            Number of               Owned After
                        Prior to             Owned Prior                 Warrants to              the Offering
         Name           Offering             to Offering                 be Sold(1)          Number        Percent

    Greg R. Barron        5,298                2,500                        1,000             6,798            *

    Lester Beernink           0                2,000                        2,000                 0            *

    George Brookes            0                4,000                        4,000                 0            *
    Diana M. Brookes

    Michel Abi Chaker         0                4,000                        4,000                 0            *

    Walter B. Davis      57,198               20,000                       20,000            57,198            *

    Michael A. Dillon         0               21,000                       14,000             7,000            *

    Arnold E. Feuerlicht  8,401                3,000                        2,000             9,401            *
    Edna G. Feuerlicht

    Patrick J. Hale           0                6,000                        6,000                 0            *

    James Janis          15,000               20,000                       20,000            15,000            *

    Andrew Lassak             0               63,000                       42,000            21,000            *

    Stephen R. Montgomery     0                  800                          800                 0            *

    Steven T. Newby     137,500              275,000                      275,000           137,500            *

    Jeffrey C. Rubin          0                3,000                        2,000             1,000            *

    John Steve Ruiz           0               16,000                      16,000                  0            *

    Eli Silkes                0                1,000                        1,000                 0            *
    Shoshana Silkes

    Stefan Slowinski          0                1,500                        1,000               500            *

    John A. Stanley       2,000                4,000                        4,000             2,000            *

    Eric C. Sugrue            0                  400                          400                 0            *

    Vincent J. Welte          0               15,000                       10,000             5,000            *
                       --------            ---------                     --------         ---------

TOTALS:                 225,397              462,200                      425,200           262,397


- ----------------------------

*           Less than 1%.

(1) For each Selling Warrantholder named above, the Selling Warrantholder may sell the number of Warrants indicated pursuant to this Prospectus. The remaining Warrants owned by each Selling Warrantholder (indicated as "Warrants to be Beneficially Owned After the Offering") do not represent "restricted securities," and the Selling Warrantholder may sell such remaining Warrants from time to time, in addition to the Warrants offered pursuant to this Prospectus.


                              PLAN OF DISTRIBUTION

         The Company has been advised that the Selling Warrantholders may sell the Warrants from time to time in one or more transactions (which may include block transactions) on the NASDAQ SmallCap Market at market prices prevailing at the time of the sale or at prices otherwise negotiated.

         The Warrants may, without limitation, be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         The Company has been advised that, as of the date hereof, the Selling Warrantholders have made no arrangement with any broker for the sale of the Warrants. Underwriters, brokers or dealers may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Warrantholders or purchasers of such securities. Such underwriters, brokers or dealers may also purchase Warrants and resell such Warrants for their own account in the manner described above. The Selling Warrantholders and such underwriters, brokers or dealers may be considered "underwriters" as that term is defined by the Securities Act of 1933, although the Selling Warrantholders disclaim such status. Any commissions, discounts or profits received by such underwriters, brokers or dealers in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.


                                  LEGAL MATTERS

         The validity of the issuance of the Warrants offered hereby will be passed upon for the Company by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota.


                                     EXPERTS

         The financial statements of the Company incorporated by reference in the Registration Statement of which this Prospectus is a part have been audited by Lund Koehler Cox and Company, PLLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.


                                MATERIAL CHANGES

         The Company has begun to actively promote and develop the Shelly's Back Room concept. Shelly's Back Room is an upscale cigar parlor offering comfortable, casual seating, full-service bar, food service and a state-of-the-art air purification system in the Company's northwoods atmosphere. The first Shelly's Back Room is located in the Rockville Restaurant, and the Company is pursuing plans for additional stand alone operations. The Company is currently negotiating the terms of a lease for the first stand alone Shelly's Back Room to be located in Washington, D.C., in a street level store front location. In May 1996, the company signed a non-binding letter of intent with Grand Casinos, Inc. ("Grand") to design and construct Shelly's Back Room locations in one or more of Grand's gaming properties. However, the specific locations have not been determined and the final terms and conditions of the arrangements are subject to further negotiation.

         The Company has retained an execute search firm to identify candidates for the positions of chief financial officer and chief operating officer. Management is seeking to identify and hire candidates within 90 days.


                                 INDEMNIFICATION

         The Company's Articles of Incorporation eliminate or limit certain liabilities of its directors and the Company's Bylaws provide for indemnification of directors, officers and employees of the Company in certain instances. Insofar as exculpation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          SEC registration fee ........................    $  206
          Accounting fees and expenses ................     1,500
          Legal fees and expenses .....................     5,000
          Miscellaneous ...............................     1,294
                                                           ------
               Total ..................................    $8,000
                                                           ======

         Except for the SEC fee, all of the foregoing expenses have been estimated.

ITEM 15:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 302A.521 of the Minnesota Statutes requires, among other things, the indemnification of persons made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the corporation against judgments, penalties and fines (including attorneys' fees) if such person is not otherwise indemnified, acted in good faith, received no improper benefit, reasonably believed that such conduct was in the best interests of the corporation, and, in the case of criminal proceedings, had no reason to believe the conduct was unlawful. In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment by the corporation, upon written request, of reasonable expenses in advance of final disposition in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the Shareholders or by a court.

         The Company's Bylaws provide for the indemnification of its directors, officers, employees, and agents in accordance with, and to the fullest extent permitted by, the provisions of the Minnesota Business Corporation Act, as amended from time to time.

ITEM 16.  EXHIBITS

Exhibit No.     Description
- -----------     -----------

5.1 Opinion and Consent of Lindquist & Vennum P.L.L.P., counsel to the Company

23.1 Consent of Lund Koehler Cox and Company, PLLP, independent public accountants

23.2 Consent of Lindquist & Vennum P.L.L.P. (included in Exhibit 5.1 above)

24              Powers of Attorney (included on signature page hereof)

ITEM 17.  UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on the 23rd day of July, 1996.


                                WOODROAST SYSTEMS, INC.


                                By /s/ Sheldon F. Jacobs
                                   Sheldon F. Jacobs, President,
                                   Chief Executive Officer and Chief
                                   Financial Officer


                                POWER OF ATTORNEY

         The undersigned officers and directors of Woodroast Systems, Inc. hereby constitute and appoint Sheldon F. Jacobs our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for us and in our stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on July 23, 1996 in the capacities indicated.


       Signature                       Title


/s/ Sheldon F. Jacobs                  President,
Sheldon F. Jacobs                      Chief Executive Officer,
                                       Chief Financial Officer and Director
                                       (principal executive, financial and
                                       accounting officer)


/s/ Lee M. Cohn                        Director
Lee M. Cohn


/s/ Byron L. Frank                     Director
Byron L. Frank